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                                  EXHIBIT 10.25


                            SARATOGA SPLASH AGREEMENT
















                                   Exhibit 2
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                                                              June 30, 1997



Saratoga Beverage Group, Inc.
11 Geyser Road
Saratoga Springs, New York  12866

Attention:   Ms. Robin Prever
              President

Dear Ms. Prever:

         Re:   Manufacturing and Distribution Agreement dated as of July, 1996

         This will confirm our agreement as follows:

         1. The referenced Manufacturing and Distribution Agreement (the "Agreement") shall be, and the same hereby is, terminated on the mutual consent of the parties, effective June 30, 1997.

         2. Subject to the other terms and conditions of this Letter Agreement, Mistic Brands, Inc. ("Mistic") hereby grants to Saratoga Beverage Group, Inc. ("Saratoga"), in perpetuity, the nonexclusive right to use the formulations and the exclusive right to use the graphic designs heretofore utilized by Mistic in connection with Beverages sold under the Saratoga Splash Trademark pursuant to the Agreement. Except as expressly set forth in para. 6 of this Letter Agreement, Mistic makes no warranty or representation as regards such formulations and/or graphic designs. Subject to para. 6 hereof, Saratoga agrees to defend, indemnify and hold harmless Mistic from and against any and all loss, damage, cost or expense (including court costs and reasonable attorney fees) arising out of, or relating to the manufacture, sale or distribution of products using such formulations and/or graphic designs, provided that, if such loss, damage, cost or expense is solely or partially (in which case responsibility and liability shall be apportioned) due to such formulations as provided by Mistic yielding products which are adulterated or not wholesome and fit for human consumption.

         3. Saratoga shall pay to Mistic on an annual basis a royalty of $.50/case on the first 50,000 physical cases of products sold utilizing (wholly or in part) the formulations and/or the graphic designs referenced in para. 2 above. For case sales above 50,000 physical cases the royalty rate shall be $.25/case. Royalties will be calculated based on shipments to customers, net of returns for sub-standard

                                   Exhibit 3
product, and shall be payable within thirty (30) days after the end of each month. For purposes of this paragraph, a "physical case" will consist of either 24 16 oz. bottles or 12 one-liter bottles.

         4. Saratoga shall purchase, f.o.b. the current location of the same and on payment terms of 2% ten (10) days, net thirty (30) days, all usable Saratoga Splash raw materials and finished goods at Mistic's cost therefor. Exhibit A attached hereto sets forth Mistic's inventories of such raw materials and finished goods.

         5. Mistic agrees to sell to Saratoga and Saratoga agrees to purchase from Mistic, f.o.b. Carteret, New Jersey and on payment terms of 2% ten (10) days, net thirty (30) days, Saratoga's requirements for the key flavoring elements utilized in the formulations referenced in para. 2 above; such flavor elements are set forth in Exhibit B attached hereto. Pricing for such flavor elements shall be at Mistic's cost therefor plus five percent (5%).

         6. (a) Mistic represents and warrants to Saratoga that Mistic has the right to grant the rights set forth in para. 2 above with respect to the use of the formulations and graphic designs described therein. Mistic acknowledges the ownership of the Saratoga Splash Trademark by Saratoga.

            (b) Mistic agrees that it will indemnify and hold Saratoga harmless from and against any loss, damage, cost or expense (including court costs and reasonable attorney fees) arising out of or resulting from any claims that the authorized use by Saratoga of the formulations and/or graphic designs described in para. 2 infringe the rights of any third party.

            (c) Subject to para. 6 (a) above, Saratoga acknowledges the validity of and ownership by Mistic of the formulations and graphic designs described in para. 2 above and agrees to take no action which would prejudice or interfere with such validity or such ownership.

         7. Neither Mistic nor Saratoga shall be held liable for any failure to comply with any of the terms of this Letter Agreement to the extent any such failure is caused directly or indirectly by fire, strike, union or other labor problems, war (whether or not declared), riots, insurrection, government restrictions or other acts, or other causes beyond the control of or without fault on the part of either of them. Upon the occurrence of any event of the type referred to herein, the party affected thereby shall give prompt notice thereof to the other party, together with a description of such event and the duration for which such party reasonably expects its ability to comply with the provisions of this Letter Agreement to be affected thereby. The party affected shall thereafter devote its reasonable efforts to remedy to the extent possible the condition giving rise to such event and to resume performance of its obligations hereunder as promptly as possible.

         8. Nothing herein shall be deemed to constitute Mistic and Saratoga as partners, joint ventures or otherwise associated in or with the business of the other. Saratoga is and shall always remain an independent contractor and neither party shall be liable for any debts, accounts, obligations or other liabilities of the other party, its agents or employees. Neither party is authorized to incur debts or other obligations of any kind on the part of or as agent for the other except as may be specifically authorized in writing. It is expressly recognized that no fiduciary relationship exists between the parties.

         9. (a) Subject to the other terms and conditions of this Letter Agreement, the initial term hereof shall be a period of ten (10) years. Thereafter this Letter Agreement may be extended for further and consecutive one (1) year renewal terms, provided that either party may terminate this Letter Agreement without cause by written notice given within sixty (60) days prior to the end of the initial or any renewal term.

                (b) Saratoga may elect at any time to cease its business under this Letter Agreement entirely. If it so elects, it shall give Mistic sixty (60) days prior written notice of its intention to do so. The termination of this Letter Agreement shall be effective as of the expiration of such sixty (60) day period. Saratoga shall not subsequently re-enter the business of manufacturing, distributing or selling the same or a similar product as covered by this Letter Agreement for a period of at least eighteen (18) months following such termination.

                                   Exhibit 4

         10. This Letter Agreement and any and all rights of Saratoga hereunder and any and all obligations of Mistic hereunder shall immediately terminate upon the occurrence of any of the following:

                (a) The cessation by Saratoga of its business; or

                (b) The insolvency of Saratoga, the filing by or against Saratoga of a voluntary or involuntary petition pursuant to any present or future act of the Federal congress on the subject of bankruptcy, or the institution of any proceeding or arrangement by or against Saratoga relating to or in the nature of a bankruptcy, insolvency or assignment for the benefit of creditors, which proceeding or arrangement is consented to by Saratoga or is not dismissed or discontinued within thirty (30) days after the institution of such proceeding or arrangement.

         11. This Agreement may be terminated at any time by either party in the event that the other party shall fail to perform any of the covenants and obligations herein contained to be performed by said party by written notice of such failure delivered to the failing party by the other, stating the nature and character thereof and allowing the failing party sixty (60) days from the date of such notice to correct such failure, unless such failure of performance has resulted from an event of the type described in para. 7, in which case such notice shall allow the failing party the period of time specified in the notice of such event from the failing party to the other as necessary to correct such failure. If such failure has not been corrected by the failing party within the period specified in this para. 11, or under para. 7, the other may terminate this Agreement forthwith.

         12. In the event of a change in control of Saratoga, which change in control results in any competitor of Mistic, Royal Crown Company, Inc. or Snapple Beverage Corp. obtaining control of Saratoga, Mistic may terminate this Letter Agreement immediately upon written notice. For purposes of this Letter Agreement, the term "change in control" shall mean, without limitation, the acquisition by any person of 50% or more of the combined voting power of Saratoga.

         13. Saratoga shall maintain for the benefit of both Saratoga and Mistic occurrence basis comprehensive general liability insurance (including products liability and contractual liability with respect to the indemnity obligations set forth in para. 2 hereof). The insurance shall be maintained with limits of not less than $5,000,000 bodily injury or death to any person per occurrence and $100,000 property damage per occurrence (or $5,000,000 combined single limit per occurrence bodily injury and property damage).

         Saratoga agrees to provide a certificate of insurance acceptable to Mistic within thirty (30) days of executing this Letter Agreement. The certificate shall name Mistic as an additional insured and shall provide that the insurance afforded applies as primary coverage and will not be contributory with any other insurance available to Mistic, and that the coverage afforded under the policy will not be canceled or changed so as to reduce or restrict the coverage unless and until after at least thirty (30) days prior written notice has been given to Mistic.

         14. The failure of either party to give notice of non-performance or termination shall not constitute a waiver of the covenants, terms or conditions herein, or of the rights of either party thereafter to enforce such covenants, terms or conditions or to terminate this Letter Agreement upon any subsequent occurrence or date.

         15. Any notice to be given pursuant to the provisions of this Letter Agreement shall be in writing and shall be sent by registered mail, addressed in the case of Saratoga to:

                                            Saratoga Beverage Group, Inc.
                                            11 Geyser Road
                                            Saratoga Springs, New York  12866
                                            Attention:  President

                and in the case of notice to Mistic to:


                                   Exhibit 5
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                                            Mistic Brands, Inc.
                                            709 Westchester Avenue
                                            White Plains, New York  10604
                                            Attention:  General Counsel

         16. This Letter Agreement (which terms for the purpose hereof shall mean and include any and all Exhibits hereto) contains the complete agreement between the parties in respect of the subject matter hereof, and any and all prior agreements relating to the subject matter hereof are superseded in their entirety hereby. Except as specifically provided herein, this Letter Agreement may not be amended or supplemented, nor any of the provisions hereof waived, except by an agreement in writing signed by Saratoga and Mistic.

         17. This Letter Agreement shall be construed in accordance with, and governed by, the internal laws of the State of New York, without giving effect to the principles of conflict of laws thereof. The parties agree that any dispute arising out of or relating to this Letter Agreement shall be resolved by binding arbitration in the City of Albany, State of New York, under the Commercial Arbitration Rules of the American Arbitration Association. Each of the parties hereto consents to the jurisdiction and venue of the City of Albany, State of New York for purposes of this Section 17 and hereby irrevocably waives any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens which it may now or hereafter have to the bringing of any dispute in the City of Albany, State of New York, under the Commercial Arbitration Rules of the American Arbitration Association, in respect of this Letter Agreement or any documents related thereto. Each of the parties hereto waives personal service of any summons, complaint or other process, which may be made by any other means permitted under New York law.


                                   Exhibit 6
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         IN WITNESS WHEREOF, each of the parties hereto has caused this
Agreement to be executed by its duly authorized representative as of the date first above written.

                                       SARATOGA BEVERAGE GROUP, INC.


                                       By:      /s/ Robin Prever
                                                --------------------------
                                                Robin Prever
                                                Chief Executive Officer



                                       MISTIC BRANDS, INC.



                                       By:      /s/  Gary G. Lyons
                                                --------------------------
                                                Gary G. Lyons
contract.sarbgagr                               Sr. Vice President
6/30/97                                         & General Counsel


                                   Exhibit 7